EXHIBIT 99.1

For Immediate Release

WSI Industries Reports Strong Increase in First Quarter Earnings

January 4, 2012—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2012 first quarter ending November 27, 2011 of $5,987,000, an 8.3% increase versus the prior year amount of $5,528,000. Net income for the fiscal 2012 first quarter was $105,000 or $.04 per diluted share which represented a 137% increase over the prior year quarter of $44,000 or $.02 per diluted share.

Benjamin Rashleger, president and chief executive officer, commented: “We experienced a strong year over year bottom line increase in our fiscal 2012 first quarter. Sales in all of our major industries remained strong.” Rashleger further stated: “We previously announced new programs in our energy business. During our fiscal 2012 first quarter, we experienced our first deliveries in most of these new programs.” Rashleger concluded: “We expended significant resources in starting up these new programs in our fiscal 2012 first quarter. With most of these programs out of start-up and into production mode, we remain optimistic about our fiscal 2012 and anticipate that both our sales and earnings will continue to show an improvement over the full year fiscal 2011 results.”

Benjamin Rashleger also commented on the retirement of Michael Pudil who had served as the Company’s chief executive officer for 18 years. Rashleger said: “WSI and all of its employees wish to thank Mike for his leadership for all of these years. It is with a sense of sadness that we see Mike retire, but we are pleased that he will remain on the Board of Directors and look forward to his continued guidance for years to come.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable February 1, 2012 to holders of record on January 18, 2012.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

In thousands, except per share amounts

	September 30,	September 30,
	First quarter ended
	November 27, 2011	November 28, 2010
Net Sales	$5,987	$5,528
Cost of products sold	5,059	4,798

Gross margin	928	730

Selling and administrative expense	690	595
Interest and other income	(2)	(5)
Interest and other expense	76	71

Earnings from operations before income taxes	164	69
Income taxes	59	25

Net earnings	$105	$44

Basic earnings (loss) per share	$0.04	$0.02

Diluted earnings (loss) per share	$0.04	$0.02

Weighted average number of common shares outstanding	2,838	2,808

Weighted average number of dilutive common shares outstanding	2,898	2,856

CONDENSED BALANCE SHEETS (Unaudited)

In thousands

	September 30,	September 30,
	November 27, 2011	November 28, 2010
Assets:
Total Current Assets	$8,501	$7,671
Property, Plant, and Equipment, net	8,335	6,880
Intangible Assets, net	2,368	2,573

Total Assets	$19,204	$17,124

Liabilities and Shareholders' Equity:
Total current liabilities	$3,440	$3,336
Long-term debt	4,877	4,002
Deferred tax liabilities	377	—
Shareholders' equity	10,510	9,786

Total Liabilities and Shareholders' Equity	$19,204	$17,124